Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	120 Wilshire Boulevard	120 Wilshire Boulevard
	Santa Monica, CA 90401	Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE

AUGUST 15, 2005

FIRST COMMUNITY BANCORP ANNOUNCES COMPLETION OF

ACQUISITION OF FIRST AMERICAN BANK

— Acquisition adds $239 million in assets and Four branches in Los Angeles County to First
Community’s Subsidiary Pacific Western National Bank —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced that on Friday, August 12, 2005, it completed its previously announced acquisition of First American Bank, a $238.6 million-asset bank based in Rosemead, California.  With the completion of this acquisition, First American merged into Pacific Western National Bank, a wholly-owned subsidiary of First Community Bancorp, adding its four branches to the Pacific Western branch network.  The integration of First American’s systems and the conversion of First American’s branches to Pacific Western’s operating platform is scheduled to be completed in mid-September 2005.

First Community paid First American shareholders $24.95 in cash per share of First American Bank common stock and paid approximately $62.3 million for all of the outstanding options and shares of common stock of First American.

On a pro forma consolidated basis with First American as of June 30, 2005, First Community has assets of approximately $3.1 billion, and Pacific Western has assets of approximately $1.8  billion, total deposits of over $1.5 billion and 26 branches across Los Angeles, Orange, Riverside and San Bernardino Counties.

On June 9, 2005, First Community announced that it had entered into a definitive agreement to acquire all of the outstanding common stock and options of Pacific Liberty Bank in exchange for First Community common stock, along with cash to existing Pacific Liberty Bank option holders.  Pacific Liberty had $151.0 million in assets at June 30, 2005, and two branches located in Huntington Beach, California. The acquisition of Pacific

Liberty is subject to regulatory approval and the approval of Pacific Liberty shareholders, and is currently expected to close early in the fourth quarter of 2005.  Upon completion of the acquisition, Pacific Liberty will be merged into Pacific Western Bank.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.8 billion in assets as of June 30, 2005, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the banks’ 39 full-service community banking branches (which includes branches acquired through the First American acquisition), First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 26 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties and First National Bank has 13 branches across San Diego County.  Through its subsidiary First Community Financial, First National provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas.   Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

This press release does not constitute an offer to sell securities or a solicitation of an offer to buy and does not constitute solicitation material in respect of the proposed acquisition of Pacific Liberty Bank.  In connection with the proposed Pacific Liberty transaction, First Community intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement-prospectus to be mailed to stockholders of Pacific Liberty and other relevant documents in connection with the proposed transaction.  Shareholders of Pacific Liberty are urged to read the proxy statement-prospectus and any other relevant documents filed with the SEC because they will contain important information about First Community, Pacific Liberty and the proposed Pacific Liberty transaction.  The final proxy statement-prospectus will be mailed to shareholders of Pacific Liberty.